EXHIBIT 4.1
INDENTURE
     This INDENTURE (this “Indenture”) is entered into as of the Original Issue Date by and between the Principal Life Income Fundings Trust specified in the Omnibus Instrument (the “Trust”) and Citibank, N.A., as indenture trustee (the “Indenture Trustee”).
     Citibank, N.A., in its capacity as indenture trustee, hereby accepts its role as Registrar, Paying Agent, Transfer Agent and Calculation Agent hereunder.
     References herein to “Indenture Trustee,” “Registrar,” “Transfer Agent,” “Paying Agent” or “Calculation Agent” shall include the permitted successors and assigns of any such entity from time to time.
WITNESSETH:
     WHEREAS, the Trust has duly authorized the execution and delivery of this Indenture to provide for the issuance of Notes;
     WHEREAS, all things necessary to make this Indenture a valid and legally binding agreement of the Trust and the other parties to this Indenture, enforceable in accordance with its terms, have been done, and the Trust proposes to do all things necessary to make the Notes, when executed by the Trust and authenticated and delivered pursuant hereto, valid and legally binding obligations of the Trust as hereinafter provided; and
     WHEREAS, the parties hereto desire to incorporate by reference those certain Standard Indenture Terms, dated as of March 5, 2004, and attached to the Omnibus Instrument as Exhibit C (the “Standard Indenture Terms”) and all capitalized terms not otherwise defined herein (including the recitals hereof) shall have the meanings set forth in the Standard Indenture Terms (the Standard Indenture Terms and this Indenture, collectively, the “Indenture”).
     NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed by each of the parties hereto as follows:
ARTICLE 1
     Section 1.01 Incorporation by Reference. All terms, provisions and agreements set forth in the Standard Indenture Terms (except to the extent expressly modified herein) are hereby incorporated herein by reference (with the same force and effect as though fully set forth herein). To the extent that the terms set forth in Article 2 of this Indenture are inconsistent with the terms of the Standard Indenture Terms, the terms set forth in Article 2 herein shall apply.

ARTICLE 2
     Section 2.01 Agreement to be Bound. Each of the Trust, the Indenture Trustee, the Registrar, the Transfer Agent, the Paying Agent and the Calculation Agent hereby agrees to be bound by all of the terms, provisions and agreements set forth in the Indenture, with respect to all matters contemplated in the Indenture, including, without limitation, those relating to the issuance of the below-referenced Notes.
     Section 2.02 Designation of the Trust, the Notes, the Funding Agreement and the Guarantee. The Trust created by the Trust Agreement and referred to in the Indenture is the Principal Life Income Fundings Trust specified in the Omnibus Instrument. The Notes issued by the Trust and governed by the Indenture shall be the Notes specified in the Pricing Supplement. The Funding Agreement designated hereby is the Funding Agreement designated in the Pricing Supplement dated as of the Original Issue Date between the Trust and Principal Life. The Guarantee designated hereby is the Guarantee dated as of the Original Issue Date of PFG.
     Section 2.03 Additional Terms.
     None
     Section 2.04 Omnibus Instrument; Execution and Incorporation of Terms.
     The parties to the Indenture will enter into the Indenture by executing the Omnibus Instrument.
     By executing the Omnibus Instrument, the Indenture Trustee, the Registrar, the Transfer Agent, the Paying Agent, the Calculation Agent and the Trust hereby agree that the Indenture will constitute a legal, valid and binding agreement between the Indenture Trustee, the Registrar, the Transfer Agent, the Paying Agent, the Calculation Agent and the Trust.
     All terms relating to the Trust or the Notes not otherwise included in the Indenture will be as specified in the Omnibus Instrument or Pricing Supplement, as indicated herein.
     Section 2.05 Counterparts. The Indenture, through the Omnibus Instrument, may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and all of which counterparts shall constitute one and the same instrument.
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